SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  SCHEDULE 13D


         Under the Securities Exchange Act of 1934(AMENDMENT NO. 7)

                            WESTMORELAND COAL COMPANY
                                (NAME OF ISSUER)


                                DEPOSITORY SHARES
                         (TITLE OF CLASS OF SECURITIES)

                                    960878304
                                 (CUSIP NUMBER)

                              FRANK T. VICINO, JR.
          3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308; 954-422-5710

 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                 COMMUNICATIONS)

                                OCTOBER 26, 2007

             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX / /.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D


 CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
ALLEN A. BLASE
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                     (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                               (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     750
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    0
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER

                                    750
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER

                                    176,574
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      177,324
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      27.7%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
VICINO FAMILY HOLDINGS, INC.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   WC
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    48,750
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER
                                    0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                                    48,750
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      48,750
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      7.6%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      CO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
VICINO FAMILY LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   WC
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    45,770
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER
                                    0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                                    45,770
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      45,770
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      7.2%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      PN
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    6,700
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER
                                    0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                                    6,700
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      6,700
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      1%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FRANK VICINO SR
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF, OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     21,700
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    1,700
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER
                                    0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                                    23,400
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      23,400
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      3.7%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FRANK VICINO SR REVOCABLE TRUST
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    1,700
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER
                                    0
                       ---------------------------------------------------------
                       (10)         1,700
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      1,700
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.3%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
DEBORAH KLAMARUS
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     9,200
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    51,250
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER
                                    0
                       ---------------------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                                    60,450
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      60,450
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      9.4%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
DEBORAH KLAMARUS ttee U/A DTD 6/24/1998
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    2,500
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER
                                    0
                       ---------------------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                                    2,500
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      2,500
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.4%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FRANK T. VICINO JR.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     49,684
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    57,775
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER
                                    0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                                    107,459
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      107,459
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      16.8%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
DEBORAH DEE VICINO
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     26,950
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    0
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER
                                    0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                                    26,950
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      26,950
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      4.2%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
KYLE KLAMARUS
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     365
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    0
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER
                                    0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                                    365
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      365
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.1%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
F.T. VICINO JR ttee U/A DTD 9/26/1997
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    4,350
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER
                                    0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                                    4,350
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      4,350
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.7%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
F.T. VICINO ttee U/A DTD 9/26/1997
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    4,675
                       ---------------------------------------------------------
                        (9)  SOLE  DISPOSITIVE  POWER
                                    0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                                    4,675
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      4,675
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.7%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

ITEM  1.     SECURITY  AND  ISSUER.

DEPOSITORY SHARES EACH REPRESENTING 1/4 OF A SHARE OF SERIES "A" CONVERTIBLE EXCHANGEABLE PREFERRED STOCK ITEM.

WESTMORELAND COAL COMPANY
2 NORTH CASCADE AVE, 114TH FLOOR
COLORADO SPRINGS, CO 80902


ITEM  2.     IDENTITY AND  BACKGROUND.

a) ALLEN A. BLASE
b) 1073 SW 119TH AVE, DAVIE, FL 33325
c) ACCOUNT MANAGER FOR THE VICINO GROUP WHICH IS COMPRISED OF:
1. VICINO FAMILY HOLDINGS, INC. 2. VICINO FAMILY LIMITED PARTNERSHIP
3. ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
4. FRANK VICINO SR.
5. FRANK T. VICINO, JR.
6. DEBORAH KLAMARUS
7. F.T. VICINO JR. ttee U/A DTD 9/26/1997
8. F.T. VICINO ttee U/A DTD 9/26/1997
9. DEBORAH DEE VICINO
10.FRANK VICINO SR REVOCABLE TRUST
11.DEBORAH KLAMARUS ttee U/A/ DTD 6/24/1998
12.KYLE KLAMARUS
13.ALLEN A. BLASE
d) NO CRIMINAL CONVICTIONS IN THE LAST FIVE YEARS (EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, ALLEN A. BLASE HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA


a) DEBORAH DEE VICINO
b) 14 MINNETONKA RD, FORT LAUDERDALE, FL 33308
c) SUBSTITUTE TEACHER AT ST MARK'S SCHOOL
   1750 E Oakland Park Blvd
   Oakland Park, FL 33334
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, DEBORAH DEE VICINO HAS NOT BEEN
A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA


a) FRANK T. VICINO, JR.
b) 3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) PRESIDENT OF F.VICINO & CO, INC. F.VICINO & CO, INC.
   CONSTRUCTION BUSINESS
   15 NE 2ND AVE
   FORT LAUDERDALE, FL 33441

d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, FRANK T. VICINO, JR. HAS NOT
BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) USA

a) F.T. VICINO, ttee U/A DTD 9/26/1997
b) 3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK T. VICINO JR.S' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, F. T. VICINO ttee U/A DTD
9/26/1997 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) FLORIDA

a) F.T. VICINO JR., ttee U/A DTD 9/26/1997
b) 3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK T. VICINO JR.S' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, F. T. VICINO JR. ttee U/A/ DTD
9/26/1997 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) FLORIDA

a) DEBORAH KLAMARUS
b) 15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c) SECRETARY FOR F.VICINO & CO, INC.
   F.VICINO & CO, INC.
   CONSTRUCTION BUSINESS
   15 NE 2ND AVE
   FORT LAUDERDALE, FL 33441
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, DEBORAH KLAMARUS HAS NOT BEEN A
PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) USA

a) KYLE KLAMARUS
b) 15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c) EXECUTIVE SUPERVISOR FOR F.VICINO & CO, INC.
   F.VICINO & CO, INC.
   CONSTRUCTION BUSINESS
   15 NE 2ND AVE
   FORT LAUDERDALE, FL 33441
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, KYLE KLAMARUS HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) USA

a) DEBORAH KLAMARUS ttee U/A DTD 6/24/1998
b) 15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c) THIS TRUST WAS CREATED FOR THE BENEFIT OF DEBORAH KLAMARUS' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, DEBORAH KLAMARUS ttee U/A DTD 6/24/1998 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) FLORIDA

a) FRANK VICINO SR.
b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c) RETIRED
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS (EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES).
e) DURING THE LAST FIVE YEARS, FRANK VICINO SR. HAS NOT
BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) USA

a) FRANK VICINO SR REVOCABLE TRUST
b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE,FL 33308
c) THIS TRUST WAS CREATED FOR THE BENEFIT OF ROSEMARY ANN VICINO
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, FRANK VICINO SR REVOCABLE TRUST HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) FLORIDA

a)ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c) THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK VICINO SR
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, ROSEMARY ANN VICINO REVOCABLE
TRUST DTD 12/28/2001 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) FLORIDA

a) VICINO FAMILY LIMITED PARTNERSHIP
b) 3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) THE PRINCIPAL BUSINESS OF VICINO FAMILY LIMITED PARTNERSHIP IS TO SERVE AS A PRIVATE INVESTMENT LIMITED PARTNERSHIP. VICINO FAMILY HOLDINGS, INC.IS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP THEREFORE, PLEASE REFER TO THE INFORMATION BELOW FOR VICINO FAMILY HOLDINGS, INC. IN SATISFACTION OF INSTRUCTION C.

d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCLUDING TRAFFIC
VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, VICINO FAMILY
LIMITED PARTNERSHIP HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

a) VICINO FAMILY  HOLDINGS,  INC.
b) 3312 NE 40TH STREET,  FORT  LAUDERDALE,  FL
33308
c) THE PRINCIPAL BUSINESS OF VICINO HOLDINGS, INC. IS TO BE THE GENERAL PARTNER OF THE VICINO FAMILY LIMITED PARTNERSHIP AND TO MANAGE ITS AFFAIRS. VICINO FAMILY HOLDINGS, INC. IS OWNED 50/50 BY FRANK T. VICINO JR. AND DEBORAH KLAMARUS. PLEASE REFER TO THE INFORMATION PROVIDED ABOVE FOR FRANK T. VICINO JR. AND DEBORAH KLAMARUS TO SATISFY INSTRUCTION C.
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, VICINO FAMILY HOLDINGS, INC. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

ITEM  3.     SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.

FOR THE PURPOSE OF PURCHASING HIS PERSONAL SHARES, ALLEN A. BLASE USES PERSONAL FUNDS. IN MANAGING THE OTHER LISTED REPORTING PERSONS' ACCOUNTS, ALLEN A. BLASE USES SUCH REPORTING PERSONS' FUNDS IN PURCHASING THE SUBJECT SECURITIES AND IF ANY PART OF THE PURCHASE PRICE IS OR WILL BE REPRESENTED BY FUNDS OR OTHER CONSIDERATION BORROWED OR OTHERWISE OBTAINED FOR THE PURPOSE OF ACQUIRING, HOLDING, TRADING OR VOTING THE SECURITIES, A DESCRIPTION OF THE TRANSACTION AND THE NAMES OF THE PARTIES THERETO. THE SECURITIES WERE HELD IN MARGIN ACCOUNTS AT SMITH BARNEY ETC. AND DIFFERENT AMOUNT BORROWED FROM TIME TO TIME DEPENDING ON THE RATION OF EQUITY TO DEBT IN THE ACCOUNT IF THE SECURITIES WERE ACQUIRED OTHER THAN BY PURCHASE, DESCRIBE THE METHOD OF ACQUISITION.

ITEM  4.     PURPOSE  OF  TRANSACTION.

THE PURPOSE OF THE TRANSACTIONS IS THE ACCUMULATION OF WESTMORELAND COAL PREFERRED SHARES WITH THE EXPECTATION OF HIGH RETURN AND FOR INVESTMENT PURPOSES ONLY. THE REPORTING PERSONS HAVE NO PLANS OR PROPOSALS RELATING TO ANY OF THE ITEMS LISTED IN a THOUGH j.

ITEM  5.     INTEREST  IN  SECURITIES  OF  THE  ISSUER.

      1.    ALLEN A. BLASE

            a.    THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 177,324.
                  PERCENTAGE: 27.7%. THE PERCENTAGE USED HEREIN AND IN THE REST OF ITEM 5 ARE CALCULATED BASED UPON 640,520 1/4 PREFERRED SHARES OF THE COMPANY ISSUED AND OUTSTANDING AS OF SEPTEMBER 31, 2007, AS DISCLOSED IN THE COMPANY'S QUATERLY REPORT ON FORM 10Q FILED WITH THE SEC.

            b. SOLE POWER TO VOTE OR DIRECT VOTE: 750 SHARED POWER TO VOTE OR DIRECT VOTE: 0 SOLE POWER TO DISPOSE OR DIRECT THE
                  DISPOSITION: 750 SHARED POWER TO DISPOSE OR DIRECT THE
                  DISPOSITION: 176,574. ALLEN A. BLASE HAS THE SHARED POWER TO DISPOSE OF:
                  1. 2,980 SHARES OWNED BY THE VICINO FAMILY HOLDINGS, INC.;
                  2. 45,770 SHARES OWNED BY THE VICINO FAMILY LIMITED
                  PARTNERSHIP;
                  3. 6,700 SHARES OWNED BY ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001;

                  4. 21,700 SHARES OWNED BY FRANK VICINO SR.;
                  5. 1,700 SHARES OWNED BY FRANK VICINO SR REVOCABLE TRUST;
                  6. 9,200 SHARES OWNED BY DEBORAH KLAMARUS;
                  7. 2,500 SHARES OWNED BY DEBORAH KLAMARUS ttee U/A/ DTD 06/24/1998;
                  8. 4,350 SHARES OWNED BY F. T. VICINO JR ttee U/A DTD
                  9/26/1997;
                  9. 4,675 SHARES OWNED BY F. T. VICINO ttee U/A DTD 9/26/1997;
                  10. 49,684 SHARES OWNED BY FRANK T. VICINO JR. AND
                  11. 26,950 SHARES OWNED BY DEBORAH DEE VICINO.
                  12. 365 SHARES OWNED BY KYLE KLAMARUS

            c. ALL SHARES WERE PURCHASED THROUGH REGISTERED BROKER-DEALERS ON THE OPEN

MARKET

PERSONS NAMED IN PARAGRAPH (a)               DATE OF         HOW TRANSACTION WAS     AMOUNT OF         PRICE PER
                                           TRANSACTION            EFFECTED           SECURITIES          SHARE
--------------------------------------- ----------------- ---------------------- ----------------- ----------------
ROSEMARY ANN VICINO REVOCABLE TRUST          10/25/07               BOT                1100                $48.0000
DTD 12/28/2001
--------------------------------------- ----------------- ---------------------- ----------------- ----------------
ROSEMARY ANN VICINO REVOCABLE TRUST          10/25/07               BOT                3000                $48.0000
DTD 12/28/2001
--------------------------------------- ----------------- ---------------------- ----------------- ----------------
FRANK T VICINO SR                            10/25/07               BOT                1000                $48.0000
--------------------------------------- ----------------- ---------------------- ----------------- ----------------
DEBORAH KLAMERUS                             10/26/07               BOT                 900                $48.0000
--------------------------------------- ----------------- ---------------------- ----------------- ----------------
FRANK T VICINO SR                            10/26/07               BOT                 500                $48.0000
--------------------------------------- ----------------- ---------------------- ----------------- ----------------

d.    -     VICINO FAMILY HOLDINGS, INC. AS THE GENERAL PARTNER OF VICINO FAMILY
            LIMITED PARTNERSHIP, HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT
            THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF,
            SUCH SECURITIES OF VICINO FAMILY LIMITED PARTNERSHIP,.
      -     FRANK T. VICINO JR. AND DEBORAH KLAMERUS ARE THE OWNERS AND OFFICERS
            OF VICINO FAMILY HOLDINGS, INC. AND IN THAT CAPACITY HAS THE RIGHT
            TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR
            THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES.
      -     ROSEMARY ANN VICINO HAS THE HAS THE RIGHT TO RECEIVE OR THE POWER TO
            DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE
            OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF
            THE ROSEMARY ANN VICINO REVOCABLE TRUST DATED 12/28/2001.
      -     DEBORAH KLAMERUS HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE
            RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH
            SECURITIES, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF
            THE DEBORAH KLAMERUS ttee U/A DTD 6/24/1998 TRUST.
      -     FRANK T. VICINO JR. HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT
            THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF,
            SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE
            F.T. VICINO JR. ttee U/A DTD 9/26/1997
      -     FRANK T. VICINO JR. HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT
            THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF,
            SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE
            F.T. VICINO ttee U/A DTD 9/26/1997.
      -     OTHER THAN IN HER PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC.
            VICINO FAMILY LIMITED PARTNERSHIP AND FRANK T. VICINO JR. SHARE THE
            RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS
            FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY
            OWNED BY DEBORAH KLAMERUS.
      -     OTHER THAN IN HIS PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC.
            VICINO FAMILY LIMITED PARTNERSHIP, DEBORAH KLAMERUS, F.T. VICINO ttee U/A DTD 9/26/1997 AND F.T. VICINO JR ttee U/A DTD 9/26/1997
            HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF
            DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES
            BENEFICIALLY OWNED BY DEBORAH KLAMERUS.

e. N/A.

2.       VICINO FAMILY HOLDINGS, INC.
a.       THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 48,750.
         PERCENTAGE:7.6%.

b.       SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 48,750
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 48,750.
         VICINO FAMILY HOLDINGS, INC. HAS THE POWER TO DISPOSE
         OF:
                  1. 45,770 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERS.

c.       N/A

d. VICINO FAMILY HOLDINGS, INC. AS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE POWER TO DIRECT THE AFFAIRS OF VICINO FAMILY LIMITED PARTNERSHIP, INCLUDING DECISIONS RESPECTING THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES. FRANK T. VICINO JR. AND DEBORAH KLAMARUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS, INC. AND IN THAT CAPACITY DIRECTS ITS OPERATIONS.THE VICINO FAMILY LIMITED PARTNERSHIP CAN ALSO DIRECT THE RECEIPT OF DIVIDENDS AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF THE ABOVE SHARES TO THE EXTENT OF ITS OWN SHARES.

e.       N/A.

3.       VICINO FAMILY LIMITED PARTNERSHIP
a.       THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 45,770.
         PERCENTAGE: 7.2%

b.       SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
         VOTE: 45,770 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 45,770.

c.       N/A

d. VICINO FAMILY HOLDINGS, INC., THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE POWER TO DIRECT THE AFFAIRS OF VICINO FAMILY LIMITED PARTNERSHIP, INCLUDING DECISIONS RESPECTING THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY VICINO FAMILY LIMITED PARTNERSHIP. FRANK T. VICINO JR. AND DEBORAH KLAMARUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS AND IN THAT CAPACITY DIRECTS ITS OPERATIONS.

e.       N/A.


4.       ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
a.       THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 6,700.
         PERCENTAGE: 1%.

b.       SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
         VOTE: 6,700 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 6,700.

c.       SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

d. ROSEMARY ANN VICINO HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001

e.       N/A.

5.       FRANK VICINO SR.
a.       THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 23,400.
         PERCENTAGE: 3.7%.

b.       SOLE POWER TO VOTE OR DIRECT VOTE: 21,700
         SHARED POWER TO VOTE OR DIRECT VOTE: 1,700
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 23,400.
         FRANK VICINO SR HAS THE POWER TO DISPOSE OF:
                  1. 1700 SHARES OWNED BY FRANK VICINO SR REVOCABLE TRUST


c.       SEE SUBSECTION C UNDER ALLEN A. BLASE.

d.       N/A

e.       N/A.

6.       FRANK VICINO SR. REVOCABLE TRUST

a.       THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 1,700.
         PERCENTAGE: 0.3%.

b.       SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
         VOTE: 1,700 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 1,700.

c.       N/A

d. FRANK VICINO SR HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE TRUST.

e.       N/A.


7.       DEBORAH KLAMARUS
a.       THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 60,450
         PERCENTAGE: 9.4%.

b.       SOLE POWER TO VOTE OR DIRECT VOTE: 9,200
         SHARED POWER TO VOTE OR DIRECT VOTE: 51,250
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 60,450.
         DEBORAH KLAMERUS HAS THE POWER TO DISPOSE OF:
                  1. 2,980 SHARES OWNED BY VICINO FAMILY HOLDINGS, INC.
                  2. 45,770 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERSHIP
                  AND
                  3. 2,500 SHARES OWNED BY DEBORAH KLAMERUS ttee U/A DTD
                  6/24/1998

c.       SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

d. OTHER THAN IN HER PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP AND FRANK T. VICINO JR. SHARE THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY DEBORAH KLAMARUS.

e.       N/A.

8.       KYLE KLAMARUS
a.       THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 365 PERCENTAGE:
         0.1%.

b.       SOLE POWER TO VOTE OR DIRECT VOTE: 365
                  a. SHARED POWER TO VOTE OR DIRECT VOTE: 0
                  b. SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
                  c. SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 365.

c.       N/A

d.       N/A.

e.       N/A.


9.       DEBORAH KLAMARUS ttee U/A DTD 6/24/1998

a.       THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 2,500.
         PERCENTAGE: 0.4%.

b.       SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
         VOTE: 2,500 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 2,500.

c.       N/A

d. DEBORAH KLAMARUS HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE DEBORAH KLAMARUS ttee U/A DTD 6/24/1998 TRUST.

e.       N/A.

10.      F.T. VICINO JR. ttee U/A DTD 9/26/1997

a.       THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 4,350.
         PERCENTAGE: 0.7 %.

b.       SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
         VOTE: 4,350 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 4,350.

c.       N/A

d. FRANK T. VICINO JR. HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO JR. ttee U/A DTD 9/26/1997

e.       N/A.


11.      F.T. VICINO ttee U/A DTD 9/26/1997
a.       THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 4,675.
         PERCENTAGE: 0.7%.

b.       SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
         VOTE: 4,675 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 4,675.

c.       N/A

d. FRANK T. VICINO JR. HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO ttee U/A DTD 9/26/1997 TRUST.

e.       N/A.

12.      FRANK T. VICINO JR

a.       THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 107,459
         PERCENTAGE: 16.8%.

b.       SOLE POWER TO VOTE OR DIRECT VOTE: 49,684
         SHARED POWER TO VOTE OR DIRECT VOTE: 57,775
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 107,459.
         FRANK VICINO JR HAS THE POWER TO DISPOSE OF:
1.       4,675 SHARES OWNED BY F.T. VICINO ttee U/A DTD 9/26/1997;
2.       4,350 SHARES OWNED BY F.T. VICINO JR ttee U/A DTD 9/26/1997;
3. 2,980 SHARES OWNED BY VICINO FAMILY HOLDINGS, INC. AND 4. 45,770 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERS.

c.       SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

d. OTHER THAN IN HIS PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP, DEBORAH KLAMARUS, F.T. VICINO ttee U/A DTD 9/26/1997 AND F.T. VICINO JR ttee U/A DTD 9/26/1997 HAVE THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY DEBORAH KLAMARUS

e.       N/A.

13.      DEBORAH DEE VICINO
a.       THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 26,950.
         PERCENTAGE: 4.2%.

b.       SOLE POWER TO VOTE OR DIRECT VOTE: 26,950
         SHARED POWER TO VOTE OR DIRECT VOTE: 0
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 26,950.

c.       N/A

d.       N/A

e.       N/A.


ITEM  6.     CONTRACTS,  ARRANGEMENTS,  UNDERSTANDINGS,  OR  RELATIONSHIPS  WITH
RESPECT  TO  SECURITIES  OF  THE  ISSUER.

ON OR ABOUT DECEMBER 23, 1997, THE REPORTING PERSONS HEREIN ENTERED INTO AN AGREEMENT WHEREBY ALLEN A. BLASE WOULD MANAGE THEIR INVESTMENT ACCOUNT ON A NON EXCUSIVE BASIS FOR THE PURPOSE OF ACCUMULATINGM, AMONG OTHER THINGS, WESTMORELAND COAL 1/4 PREFERRED STOCK .

ITEM  7.     MATERIALS  TO  BE  FILED  AS  EXHIBITS.

None.

                                    SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED:
                               REPORTING PERSONS:

                               /S/ ALLEN A. BLASE
                               ----------------------------
                               Name: ALLEN A. BLASE
                               Title: SHAREHOLDER

                               /S/ FRANK VICINO SR
                               ----------------------------
                               Name: FRANK VICINO SR
                               Title: SHAREHOLDER
                               FRANK VICINO SR, INDIVIDUALLY AND
                               AS TRUSTEE FOR THE FRANK VICINO SR
                               REVOCABLE TRUST

                               /S/ ROSEMARY ANN VICINO
                               ----------------------------
                               Name: ROSEMARY ANN VICINO
                               Title: SHAREHOLDER
                               ROSEMARY ANN VICINO AS TRUSTEE FOR THE
                               ROSEMARY ANN VICINO
                               REVOCABLE TRUST DTD 12/28/2001


                               /S/ DEBORAH KLAMERUS
                               ----------------------------
                               Name: DEBORAH KLAMERUS
                               Title: SHAREHOLDER
                               DEBORAH KLAMERUS,INDIVIDUALLY AND AS TRUSTEE
                               FOR THE DEBORAH KLAMERUS ttee U/A DTD
                               06/24/1998

                               /S/ KYLE KLAMERUS
                               ----------------------------
                               Name: KYLE KLAMERUS
                               Title: SHAREHOLDER


                               /s/ DEBORAH DEE VICINO
                               -----------------------------
                               Name: DEBORAH DEE VICINO
                               Title: SHAREHOLDER

                               /S/ FRANK T. VICINO JR
                               --------------------------
                               Name: FRANK T. VICINO JR
                               Title: SHAREHOLDER
                               FRANK T. VICINO, INDIVIDUALLY, AS PRESIDENT OF VICINO FAMILY HOLDINGS, INC., AS TRUSTEE FOR F.T. VICINO ttee U/A DTD 9/26/1997, AS TRUSTEE FOR F.T. VICINO JR. ttee U/A DTD 9/26/1997 AND ON BEHALF OF VICINO FAMILY HOLDINGS, INC., GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP.

                                    EXHIBIT 1

                      AGREEMENT TO FILING STATEMENT JOINTLY
                      -------------------------------------

THE UNDERSIGNED PARTIES HEREBY CERTIFY THAT THE FOREGOING IN FILED ON BEHALF OF EACH ONE OF THEM INDIVIDUALLY, PURSUANT TO 13d-1(k)(1)(iii).



                               /S/ ALLEN A. BLASE
                               ----------------------------
                               Name: ALLEN A. BLASE
                               Title: SHAREHOLDER

                               /S/ FRANK VICINO SR
                               ----------------------------
                               Name: FRANK VICINO SR
                               Title: SHAREHOLDER
                               FRANK VICINO SR, INDIVIDUALLY AND
                               AS TRUSTEE FOR THE FRANK VICINO SR
                               REVOCABLE TRUST

                               /S/ ROSEMARY ANN VICINO
                               ----------------------------
                               Name: ROSEMARY ANN VICINO
                               Title: SHAREHOLDER
                               ROSEMARY ANN VICINO AS TRUSTEE FOR THE
                               ROSEMARY ANN VICINO
                               REVOCABLE TRUST DTD 12/28/2001

                               /S/ DEBORAH KLAMERUS
                               ----------------------------
                               Name: DEBORAH KLAMERUS
                               Title: SHAREHOLDER
                               DEBORAH KLAMERUS,INDIVIDUALLY AND AS TRUSTEE
                               FOR THE DEBORAH KLAMERUS ttee U/A DTD
                               06/24/1998

                               /S/ KYLE KLAMERUS
                               ----------------------------
                               Name: KYLE KLAMERUS
                               Title: SHAREHOLDER

                               /s/ DEBORAH DEE VICINO
                               -----------------------------
                               Name: DEBORAH DEE VICINO
                               Title: SHAREHOLDER

                               /S/ FRANK T. VICINO JR
                               --------------------------
                               Name: FRANK T. VICINO JR
                               Title: SHAREHOLDER
                               FRANK T. VICINO, INDIVIDUALLY, AS PRESIDENT OF VICINO FAMILY HOLDINGS, INC., AS TRUSTEE FOR F.T. VICINO ttee U/A DTD 9/26/1997, AS TRUSTEE FOR F.T. VICINO JR. ttee U/A DTD 9/26/1997 AND ON BEHALF OF VICINO FAMILY HOLDINGS, INC., GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP.